                                                                    EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of June 28, 1996, is made by and between FORSYTH BANCSHARES, INC., a Georgia corporation (the "Employer" or the "Company") which is the proposed bank holding company for The Citizens Bank of Forsyth County (Proposed), a proposed state nonmember bank (the "Bank"), and DAVID H. DENTON, an individual resident of Georgia (the "Executive").

     The Employer is in the process of organizing the Bank, and the Executive has agreed to serve as President and Chief Executive Officer of the Bank and the Company. Upon organization of the Bank, the Employer and the Executive contemplate that this Agreement will be assigned by the Employer to the Bank and that the Bank will assume the duties of the Company hereunder (except pursuant to Section 3). Following such assignment, the term "Employer" as used herein from time to time shall refer to the Bank.

     The Employer recognizes that the Executive's contribution to the growth and success of the Bank during its organization and initial years of operations will be a significant factor in the success of the Bank. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executives to the Bank and promote the best interests of the Bank and its shareholders. The Executive is willing to serve the Employer (and, after assignment of this Agreement, the Bank) on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 17 hereof.

     In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Employment.  The Employer shall employ the Executive, and the
          ----------
Executive, and the Executive shall serve the Employer, as President and chief Executive Officer of the Bank and the Company upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company's or the Bank's Bylaws or assigned by the Company's or the Bank's Board of Directors (the "Board") from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities and to managing his personal investments, provided that
                                                               --------
such activities do no materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.

     2.   Term.  Unless earlier terminated as provided herein, the Executive's
          ----
employment under this Agreement shall commence on the date hereof and be for a period (the "Term") of five years. At the end of each year of the Term, upon adoption of a resolution by the Board of Directors of the Bank (with the Executive abstaining) reflecting a determination by the Board that the Executive has satisfactorily performed his duties hereunder through such date, the Term shall be extended for an additional year so that the remaining term shall continue to be five years; provided that the Executive may at any time, by
                           --------
written notice to the Bank, fix the Term to a finite term of five years commencing with the later of the date hereof or the date of the latest such resolution. Notwithstanding the foregoing, the Term of employment hereunder will end on the date that the Executive attains the retirement age, if any, specified in the Bylaws of the Bank for directors of the Bank.

     3.   Compensation and Benefits.
          -------------------------

          (a) Prior to the opening of the Bank for business and assignment of this Agreement to the Bank, the Employer shall pay the Executive a salary of $85,000 per annum, plus his medical insurance premium yearly. Thereafter, the Employer shall pay the Executive a salary of $98,000 plus his yearly medical insurance premium and retirement benefits. The Board (or an appropriate committee of the Board) shall review the Executive's salary at least annually and may increase the Executive's base salary if it determines in its sole discretion that an increase is appropriate, however, there will be no salary increase until the bank becomes cumulatively profitable.

          (b) In the event a stock option plan is implemented, the Executive shall participate in the Bank's long-term equity incentive program and be eligible for the grant of stock options, restricted stock and other awards thereunder or under any similar plan adopted by the Company.

          (c) The Executive shall participate in all retirement, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer; provided that during any period during the
                                   --------
Term that the Executive is subject to a Disability, and during the 180-day period of physical or mental infirmity leading up to the Executive's Disability, the amount of the Executive's compensation provided under this Section 3 shall be reduced by the sum of the amounts, if any, paid to the Executive for the same period under any disability benefit or pension plan of the Employer or any of its subsidiaries.

          (d) The Employer shall provide the Executive with a term life insurance policy providing for death benefits totaling $600,000 payable to the Employer and $400,000 payable to the Executive's family, and the Executive shall cooperate with the Employer in the securing and maintenance of such policy.

          (e) Beginning upon the opening of the Bank for business, the Company shall provide the Executive with an automobile owned or leased by the Company of a make and model appropriate to the Executive's status.

          (f) The Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Employer.

          (g) The Executive shall be entitled to three weeks of paid vacation during each year of his employment hereunder, which he shall be entitled to take at such time or times as in the reasonable judgment of the Employer shall not materially interfere with the conduct of his duties under this Agreement.

     4.   Termination.
          -----------

          (a) The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

            (i)   upon the death of the Executive;

            (ii) by the Employer due to the Disability of the Executive upon delivery of a Notice of Termination to the Executive;

            (iii) by the Employer for Cause upon delivery of a Notice of Termination to the Executive;

            (iv) by the Executive for Good Reason upon deliver of a Notice of Termination to the Employer within a 90-day period beginning on the 30th day after the occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control;

            (v) by the Employer if its efforts to organize the Bank is abandoned; and

            (vi) by the Executive effective upon the 30th day after delivery of a Notice of Termination.

       (b) If the Executive's employment with the Employer is terminated during the Term (i) by reason of the Executive's death or (ii) by the Employer for Disability or Cause, the Employer shall pay to the Executive (or, in the case of his death, the Executive's estate) within 15 days after the Termination Date a lump sum cash payment equal to the Accrued Compensation.

       (c) If the Executive's employment with the Employer is terminated by the Employer in violation of this Agreement or by the Executive for Good Reason, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

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            (i)   the Employer shall pay the Executive in cash within 15 days of the Termination Date an amount equal to all Accrued Compensation;

            (ii) the Employer shall pay to the Executive in cash at the end of each of the 12 consecutive months following the Termination Date an amount equal to one-twelfth of the Base Amount;

            (iii) for the period from the Termination Date through the date that the Executive attains the age of 65 (the "Continuation Period"), the Employer shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 4(c)(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries that the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above. The Employer's obligations hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer's employee benefit plans, programs or practices following the Executive's termination of employment, including, without limitation, retiree medical and life insurance benefits; and

            (iv) the restrictions on any outstanding incentive awards (including restricted stock) granted to the executive under the Company's or the Bank's long-term equity incentive program or any other incentive plan or arrangement shall lapse and become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exerciseable and shall become 100% vested, and all performance units granted to the Executive shall become 100% vested.

      (d) If the Executive's employment with the Employer is terminated by the Employer pursuant to Section 4(a)(v) hereof, the Executive shall be entitled to the following:

            (i) the Employer shall pay the Executive in cash within 15 days of the Termination Date an amount equal to all Accrued Compensation; and

            (ii) the Employer shall pay to the Executive in cash at the end of each of the six consecutive months following the Termination Date an amount equal to one-twelfth of the Base Amount.

       (e) If the Executive's employment with the Employer is terminated by the Executive pursuant to Section 4(a)(vi) hereof, the Employer shall pay the Executive in cash within 15 days of the Termination Date an amount equal to all Accrued Compensation.

       (f) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 4(c)(iii).

       (g) In the event that any payment or benefit (within the meaning of Section 280(b)(2) of the Code) to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Employer or a change in ownership or effective control of the Employer or of a substantial portion of its assets (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

       (h) The severance pay and benefits provided for in this Section 4 shall be in lieu of nay other severance or termination pay to which the Executive may be entitled under any Employer severance or termination plan, program, practice or arrangement. The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Employer's employee benefit plans and other applicable programs, policies and practices then in effect.

  5.   Trade Secrets; Confidential Business Information.  The Executive shall
       ------------------------------------------------
not, at any time, either during the Term of his employment or after the Termination Date, use or disclose any Trade Secrets or Confidential Business

Information of the Employer, except in fulfillment of his duties as the Executive during his employment, for so long as the pertinent information or data remain Trade Secrets or Confidential Business Information, whether or not the Trade Secrets or Confidential Information are in written or tangible form.

  6.   Non-Competition and Non-solicitation Covenants.  The Executive shall not,
       ----------------------------------------------
during the Term and for a period of one year thereafter, either for himself or on behalf of any other person, directly or indirectly, without the prior consent of the Employer, (i) serve as a director, officer at the Vice President level or higher or organizer or promoter of, or provide executive management services to, any financial institution located within Forsyth County, (ii) solicit any Major Customer for the purpose of providing banking services to such Major Customer, or (iii) solicit any employee of the Employer for employment by any other party. For purposes of this Section, a "Major Customer" shall mean any customer of the Employer that Employee has contacted, negotiated with, or performed any services on behalf of, during the Term or the preceding two years of the Term, which ever is shorter, and that has maintained or purchased for the Employer at any time during such period deposits, mutual funds or other investments in excess of $20,000.

  7.   Successors; Binding Agreement.
       -----------------------------

       (a) This Agreement shall be binding upon and shall inure to the benefit of the Employer, its Successors and Assigns and the Employer shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place.

       (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

  8.   Fees and Expenses.  The Employer shall pay all legal fees and related
       -----------------
expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) and (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement; but only if the circumstances set forth in clauses (a) and (b) occurred on or after a Change in Control.

  9.   Notice.  For purposes of this Agreement, notices and all other
       ------
communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Employer shall be directed to the
              --------
attention of the Board with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

  10.  Settlement of Claims.  The Employer's obligation to make the payments
       --------------------
provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Employer may have against the Executive or others. The Employer may, however, withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

  11.  Modification and Waiver.  No provisions of this Agreement may be
       -----------------------
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Employer. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

  12.  Governing Law.  This Agreement shall be governed by and construed and
       -------------
enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Forsyth County in the State of Georgia.

  13.  Severability.  The parties agree that the provisions of this Agreement
       ------------
are severable and the invalidity or unenforceability of any provision in while or part shall not affect the validity or enforceability of any enforceable part of such provision or any other provisions hereof.

  14.  Entire Agreement.  This Agreement constitutes the entire agreement
       ----------------
between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

  15.  Headings.  The headings of Sections herein are included solely for
       --------
convenience of reference shall not control the meaning or interpretation of any of the provisions of this Agreement.

  16.  Counterparts.  This Agreement may be executed in one or more
       ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  17.  Definitions.  For purposes of this Agreement, the following terms shall
       -----------
have the following meanings:

       (a) "Accrued Compensation" shall mean an amount which includes all amounts earned or accrued through the Termination Date, but not paid as of the Termination Date including (i) Base salary and any vacation time earned but not used, and (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Employer during the period ending on the Termination Date.

       (b) "Base Amount" shall mean the greater of the Executive's annual base salary (i) at the rate in effect on the termination Date or (ii) at the highest rate in effect at any time during the 90-day period prior to the Change in Control, and shall include all amounts of his base salary that are deferred under the qualified and nonqualified employee benefit plans of the Employer or any other agreement or arrangement.

       (c) The termination of the Executive's employment shall be for "Cause" if it is a result of:

            (i) any act that (A) constitutes, on the part of the Executive, fraud, dishonesty, gross malfeasance of duty, or conduct grossly inappropriate to the Executive's office and (B) is demonstrably likely to lead to material gain to or personal enrichment of the Executive; or

            (ii) the conviction (from which no appeal may be or is timely taken) of the Executive of a felony; or

            (iii) the suspension or removal of the Executive by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time;

provided, however, that in the case of clause (i) above, such conduct shall not
- --------  -------
constitute Cause unless (A) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Board believes the Executive's conduct constitutes the criteria set forth in clause
(i), (B) the Executive shall have been provided the opportunity to be heard in person by the Board (with the assistance of the Executive's counsel if the Executive so desires) and (C) after such hearing, the termination is evidenced by a resolution adopted in good faith by two-thirds of the members of the Board (other than the Executive).

       (d) A "Change in Control" shall mean the occurrence during the Term of any of the following events:

            (i) An acquisition (other than directly from the Company) of any voting securities of the Bank (the "Voting Securities") by any

          "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a
                             --------  -------
          Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (2) the Company or any Subsidiary or (3) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

            (ii) The individuals who, as of the date of this Agreement, are members of the Board of either the Company or the Bank (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for
                 --------  -------
          election by the Company's or Bank's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that
                                              --------  -------  -------
          no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Context") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

            (iii) Approval by shareholders of the Company or the Bank of:

                  (A) A merger, consolidation or reorganization involving the
                      Bank, unless

                           (1) the shareholders of the Company or the Bank, as the case may be, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization and

                           (2)  the individuals who were members of the
                                Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation.

                           (A transaction described in clauses (1) and (2) shall herein be referred to as a "Non-Control Transaction.")

                           (B) A complete liquidation or dissolution of the Company or the Bank; or

                           (C) an agreement for the sale or other disposition of all or substantially all of the assets of the Company or the Bank to any Person (other than a transfer to a Subsidiary).

            (iv) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or (B) otherwise occurred in connection with, or in anticipation or, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

          (e) "Confidential Business Information" shall mean any nonpublic information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Executive, directly or indirectly, in connection with the Executive's employment (including his employment with the Employer prior to the date of this Agreement), including (without limitation) oral and written information concerning the Employer relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information and personnel information). Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs and records, whether or not legended or otherwise identified by the Employer as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business
                                 --------  -------
Information shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Executive, or was available to the Executive on a nonconfidential basis prior to its disclosure to the Executive.

         (f) "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with the Employer for a period of 180 consecutive days, as determined by an independent physician selected with the approval of both the Employer and the Executive.

         (g) "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

             (i) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability or Cause, as a result of his death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive's reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed at any time within 90 days preceding the date of Change in Control or at any time thereafter;

             (ii) a reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

             (iii)the Employer's requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

             (iv) the failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

             (v) the insolvency or the filing (by any party, including the Employer) of a petition for bankruptcy of the Employer, which petition is not dismissed within 60 days;

             (vi) any material breach by the Employer of any material provision of this Agreement;

             (vii)any purported termination of the Executive's employment for Cause by the Employer which does not comply with the terms of this Agreement; or

             (viii)the failure of the Employer to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 6 hereof.

Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a Third Party or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

         (h) "Notice of Termination" shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

             (i) "Opening Date" shall mean the date the Bank commences operations.

         (j) "Successors and Assigns" shall mean the Bank or a corporation or other entity acquiring all or substantially all the assets and business of the Bank (including this Agreement), whether by operation of law or otherwise.

         (k) "Termination Date" shall mean, in the case of the Executive's death, his date of death, and in all other cases, the death specified in the Notice of Termination.

         (l) "Trade Secrets" shall mean any information, including but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, information on customers or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, fro not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

  IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

ATTEST:                                 FORSYTH BANCSHARES, INC.


By:    /s/ Judy Andrews                 By:  /s/ James J. Myers
       ----------------                      ------------------
                                             Name: James J. Myers
                                             Title: Chairman


                                        EXECUTIVE


                                             /s/ David H. Denton
                                             -------------------
                                             David H. Denton

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